Exhibit 10.2

375 Pheasant Run, Newtown, PA 18940 Phone: 267 759 3680 Fax: 267 759 3681

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of November 5, 2018 (the “Effective Date”) between Onconova Therapeutics, Inc., a Delaware corporation (hereinafter the “Company”) and Richard Woodman, M.D. (hereinafter “Employee”).

WHEREAS, the Company deems it to be in its best interest to secure and retain the services of Employee, and Employee desires to work for the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment by the Company.  The term of this Agreement shall be for a period of two (2) years, commencing on the Effective Date and continuing until the second anniversary of the Effective Date, unless sooner terminated as hereinafter provided or extended by operation of this Section 1 (the “Term”).  Notwithstanding the foregoing, the Term will automatically renew for successive one (1) year periods unless the Company or Employee provides written notification to the other party of its desire to terminate this Agreement at least thirty (30) days prior to the expiration of the Term.

2.                                      Duties.  Subject to all the terms and conditions hereof, the Company shall employ Employee, and Employee shall serve the Company as, Chief Medical Officer and Senior Vice President, Research and Development.  Employee shall report directly to the President of the Company.  As Employee’s position as Chief Medical Officer and Senior Vice President, Research and Development is a full-time position, Employee agrees to devote Employee’s effort of 100% from the Company’s Newtown, PA office (with such travel as is necessary for the position), to this position and to the promotion of the business and interests of the Company.  Employee will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company.  Employee agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.  Employee may not engage in outside employment or consulting without first obtaining prior express permission from the Board of Directors of the Company (the “Board”).  Notwithstanding the foregoing, Employee may serve on charitable and civic boards, and with the prior consent of the Board, in its sole discretion, on professional and corporate boards, provided such service is permitted under the Company’s employment policies and does not violate this Agreement, including the provisions of Sections 5, 6 or 7 below.

3.                                      Compensation and Other Benefits.

(a)                                 Salary.  For all services rendered by Employee under this Agreement during the Term, the Company agrees to pay Employee a base salary at an initial annualized rate of Three Hundred Seventy-Five Thousand Dollars ($375,000) (the “Base Salary”), in installments in accordance with the Company’s normal payroll cycle.

(b)                                 Annual Bonus.  During the Term, in addition to his other remuneration, Employee shall be eligible to receive an annual bonus (the “Bonus”), based on the performance of Employee and the Company.  The determination of such Bonus will be contingent upon the successful achievement of performance objectives determined by the President of the Company and the Employee, subject to approval by the Compensation Committee of the Board (the “Compensation Committee”).  The amount of the Bonus to be paid, if any, shall be based on achievement of the applicable performance objectives and other performance factors, in the sole discretion of the Compensation Committee, but shall not exceed forty percent (40%) of Employee’s Base Salary.  In the event that Employee has earned a Bonus for a particular year, such Bonus shall be paid to Employee in the form of cash, stock options, shares of the Company’s common stock (“Common Stock”), or a combination thereof, at the Compensation Committee’s discretion within sixty (60) days following the end of such year.  For the 2018 calendar year, the Compensation Committee may determine that Employee shall be eligible for a discretionary bonus, based on his contributions to the Company from the Effective Date through December 31, 2018.

(c)                                  Stock Option.  Subject to the approval of the Compensation Committee, which has already been obtained contingent on Employee’s commencement of employment, Employee will be granted a Nonqualified Stock Option (as defined in the Company’s 2018 Omnibus Incentive Compensation Plan) (the “Option”), pursuant to the terms of the Company’s 2018 Omnibus Incentive Compensation Plan (the “Plan”) and subject to the Company’s standard form of Nonqualified Stock Option Award Agreement (“Option Agreement”). The number of shares of Common Stock subject to the Option approved by the Compensation Committee is 20,000 shares.  Vesting of the Option will be over four (4) years from the date of grant with twenty-five percent (25%) vesting on the first anniversary of the date of grant and the remainder vesting monthly for three (3) years thereafter.  The exercise of the Option shall be subject to the provisions of the Option Agreement and the Plan.

(d)                                 Employee Benefits.  During the Term of this Agreement, Employee shall be entitled to participate in any employee benefit plans or programs of the Company that are made generally available from time to time by the Company to similarly situated employees, including but not limited to health insurance, a flexible spending account, and 401(k) participation.  Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

(e)                                  Vacation and Holidays.  During the Term, Employee shall be entitled each year to four (4) weeks of vacation, and to those holidays observed by the Company.  Vacation shall be taken by Employee at such time or times as are mutually convenient to Employee and the Company.

(f)                                   Reimbursement of Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred by Employee in connection with his employment hereunder provided, however, that such expenses were incurred in conformance with the policies of the Company, as established from time to time, and that Employee submits detailed vouchers and other records reasonably required by the Company in support of the amount and nature of such expense.

(g)                                  Taxes and Withholding.  All compensation payable and other benefits provided under this Agreement shall be subject to customary and legally required withholding for income, F.I.C.A., and other employment taxes.  Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

4.                                      Termination of Employment.

(a)                                 Death of Employee.  If Employee dies during the Term of this Agreement, this Agreement shall terminate immediately and the Company shall pay to Employee’s then-current spouse, if she survives him, or if not, to his estate, the balance of his accrued and unpaid Base Salary, unreimbursed expenses, and his unused accrued vacation time through the termination date.

(b)                                 Disability of Employee.  If Employee is unable to perform his full-time regular duties by reason of incapacity, either physical or mental, for a period of one hundred (100) consecutive days or an aggregate of one hundred twenty (120) days within any twelve (12) month period, with or without reasonable accommodation (“Disability”), the Company shall have the right to terminate Employee’s employment upon written notice to Employee.  If the Company decides to terminate Employee’s employment under this Section 4(b), the Company shall pay to Employee only the balance of his accrued and unpaid Base Salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  If the Company decides not to terminate Employee’s employment as allowed under this Section, the Company shall have the option of reducing the Base Salary thereafter payable to Employee by the amount of payment Employee receives pursuant to any Company-sponsored disability insurance policy or program.

(c)                                  Termination for Cause.  Employee’s employment may be terminated for “Cause,” as defined below, at any time upon delivery of written notice to Employee.  If Employee’s employment is terminated by the Company for Cause during the Term, the Company shall pay Employee only the balance of his accrued, but unpaid Base Salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  The Company shall have the right to set off any amounts due to Employee by any amounts owed by Employee to the Company at the time Employee’s employment terminates, subject to applicable law, and Employee hereby authorizes the Company to make this setoff.

(d)                                 Termination by the Company without Cause or by Employee for Good Reason.  During the Term, the Company may terminate Employee’s employment under this Agreement without Cause upon thirty (30) days prior written notice to Employee, or Employee may terminate his employment for Good Reason.  Upon such termination either without Cause, or for Good Reason, provided that Employee executes and does not revoke a waiver and release of claims in a form approved by the Company, a form of which is attached hereto as Appendix A (subject to changes recommended by Company counsel to comply with applicable law) (the “Release”), the Company shall:

(i)                                  pay Employee a severance payment equal to six (6) months’ of Employee’s then current Base Salary, which amount shall be paid over the six (6) month period following the termination date in accordance with the Company’s regular payroll practices, commencing on the first payroll date following the termination date (or, if the first payroll date is not practicable, on the second payroll date following the termination date), but in any event, within sixty (60) days following the termination date, and the first payment shall include any unpaid installments from the termination date until the date of the first payment; and

(ii)                                  pay Employee a prorated Bonus (if any) for the fiscal year in which Employee’s termination date occurs, which prorated Bonus shall be determined by multiplying the full year Bonus that would otherwise have been payable to Employee, based upon the achievement of the applicable performance goals, as determined by the Compensation Committee, by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365, and such prorated Bonus, if any, shall be paid at the same time as bonuses are paid to other senior executives of the Company, but not later than sixty (60) days after the end of the fiscal year in which the termination date occurs, and

(iii)                               to the extent unvested at the time of such termination, if the termination occurs on or after the first anniversary of the date of grant of the Option, the Company shall cause the Option to become fully vested immediately prior to such termination.

In addition, regardless of whether Employee executes or revokes the Release, the Company shall pay Employee the balance of his accrued, but unpaid Base Salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  Except as provided in this Section 4(d), all other compensation and benefits shall cease as of the date of termination and the Company will have no further liability or obligation by reason of such termination of employment.

(e)                                  Voluntary Resignation.  Employee may voluntarily resign from his employment with the Company without Good Reason at any time prior to the expiration of the Term of this Agreement.  In the event Employee voluntarily resigns from his employment with the Company without Good Reason, Employee shall provide the Company with thirty (30) days’ notice of his intent to resign.  The Company shall pay Employee only the balance of his accrued, but unpaid Base Salary, unreimbursed expenses, and his unused, accrued vacation time through Employee’s last day of work.

(f)                                   Code Section 280G.  It is the intention of Employee and of the Company that no payments by the Company to or for the benefit of Employee under this Agreement or any other agreement or plan, if any, pursuant to which Employee is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to parachute payments or any like statutory or regulatory provision.  Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Code Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company.  The Company shall make all reasonable efforts to avoid rendering such payments or benefits nondeductible.  To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Employee, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Code Section 1274(d), compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Code Section 280G or any like statutory or regulatory provision.  To the extent any such reduction in payments is necessary, any amounts subject to Code Section 409A will be reduced first, then to the extent any remaining reduction is necessary such further reduction to the payments or benefits shall occur in the order that results in the greatest economic present value of all payments actually made to Employee.

(g)                                  Definitions.  For purposes of this Agreement:

(i)                                     “Cause” shall mean the occurrence of any of the following events:  (1) any gross failure on the part of Employee (other than by reason of Disability) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Company to Employee and thirty (30) days’ opportunity for Employee to cure such failure, provided that the Company shall not be required to provide notice and opportunity to cure in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (2) Employee’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Employee intended to or likely to injure the business of the Company); (3) Employee’s conviction for, or plea of guilty or nolo contendere to, any felony, or any other criminal offense that involves fraud or misrepresentation or any other crime the effect of which is likely to adversely affect the business or reputation of the Company or its affiliates, in any case whether or not relating to his employment; (4) in accordance with applicable federal, state or local laws, Employee’s use of illegal drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same; (5) Employee’s failure to comply with a lawful written direction of the Company after written notice thereof by the Company to Employee and thirty (30) days’ opportunity for Employee to cure such failure, provided that the Company shall not be required to provide notice and opportunity to cure in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; or (6) any wanton and willful dereliction of duties by Employee after written notice thereof by the Company to Employee and thirty (30) days’ opportunity for Employee to cure such alleged dereliction of duties, provided that the Company shall not be required to provide notice and opportunity to cure in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion.  The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

(ii)                                  “Good Reason” shall mean, without Employee’s consent:  (1) a material reduction in Employee’s Base Salary; provided, however, that for purposes of this Agreement, a reduction in Employee’s Base Salary by less than twenty percent (20%) in and for any twelve (12) month period shall not be a material reduction by the Company if it is made in connection with a reduction in base salaries imposed on a majority of other senior executives of the Company and Employee’s Base Salary is not reduced by a percentage that is greater than the percentage by which the base salary of a majority of other senior executives of the Company is reduced in and for that same twelve (12) month period; (2) the breach by the Company of any material provision of this Agreement; (3) at any time during the Term there occurs any of the following which results in a material adverse change in Employee’s duties, position, or compensation without the express prior written consent of Employee: (A) the sale or transfer, whether in one transaction or in a series of transactions, of substantially all of the assets of the Company; (B) the merger or consolidation of the Company with or into any other person or entity under circumstances where the Company is not the surviving entity in such merger or where persons having control of the Company immediately prior to the transaction are not in control of the Company immediately after the transaction (provided, however, that the consummation of a transaction whereby the Company is no longer the highest parent entity of an affiliated group will not by itself constitute such a material adverse change); (4) a material relocation of Employee’s principal business location, which, for purposes of this Agreement, means a relocation of Employee’s principal business location by more than fifty (50) miles from Employee’s then-current business location and (5) the Company’s failure to renew this Agreement at the end of any Term, provided that Employee is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company in accordance with such terms.  None of the foregoing events or conditions will constitute Good Reason unless Employee provides the Company with written objection to the event or condition constituting Good Reason within forty-five (45) days following the occurrence thereof, the Company does not cure the event or condition within thirty (30) days following receipt of such written objection, and Employee resigns his employment within thirty (30) days following the expiration of the Company’s cure period.

5.                                      Non-Competition.

(a)                                 For purposes of this Agreement, “Competitor” shall mean any person, company, or entity whose primary business competes directly or indirectly with the Company’s rigosertib molecule in all its forms directly focused on myelodysplastic syndromes (MDS), or any clinical or preclinical compounds that are intended for health authority (i.e., U.S. Food & Drug Administration and European Medicines Agency) submission being marketed, sold, distributed and/or developed by the Company during Employee’s employment by the Company or at the time of termination of Employee’s employment by the Company (“Company Products”).  For the avoidance of doubt, a pharmaceutical company will not be deemed a “Competitor,” if Employee’s responsibilities with such company are not focused on any Company Products.

(b)                                 Employee agrees that so long as he is employed by the Company, and for a period of twelve (12) months after the termination of his employment for any reason, he will not, directly or indirectly, whether for compensation or not, own, manage, operate, join, control, work for, or participate in, or be connected as a stockholder, officer, employee, partner, creditor, guarantor, advisor or otherwise, with a Competitor, if Employee is performing duties for such Competitor which focus on, or compete with, any Company Product.  The foregoing shall not limit or restrict Employee in any way from working for any Competitor or any other company, in any capacity, provided he has no responsibility or involvement with any Company Products. In addition, this Agreement shall not be construed, however, as preventing Employee from investing his assets in such form or manner as will not require services on the part of Employee in the operations of the businesses in which such investments are made, provided that any such business is publicly owned and the interest of Employee therein is solely that of an investor owning not more than five percent (5%) of the outstanding equity securities of any such business. Should Employee breach the provisions of this Section, the Company shall, in addition to any equitable or legal relief to which it is otherwise entitled, be entitled to cease all payments and benefits under the terms of this Agreement and shall be entitled to pursue all remedies it might have including, but not limited to, those contained in this Agreement.

(c)                                  For the period of twelve (12) months after the termination of this Agreement for any reason whatsoever, Employee shall not hire, retain or engage as a director, officer, employee, agent or in any other capacity any person or persons who are employed by the Company, or who were at any time within a period of three (3) months immediately prior to the date of Employee’s termination employed by the Company, or otherwise interfere with the relationship between such persons and the Company.  The restriction in this Section 5(c) with respect to employees who were at any time within a period of three (3) months immediately prior to the date of Employee’s termination employed by the Company shall not apply to any person that was terminated by the Company.

(d)                                 If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by elimination of such portion thereof as deemed unreasonable, so that this covenant may be enforced during such period of time and in such area as is adjudged to be reasonable.

6.                                      Confidential Information.

(a)                                 Subject to Section 6(f), at all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such use may be required in connection with Employee’s work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing.  Employee will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work for Company and/or incorporates any Proprietary Information.  Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

(b)                                 The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether acquired by Employee while employed by the Company, during Employee’s prior service as a consultant to the Company, or otherwise.  By way of illustration but not limitation, “Proprietary Information” includes but is not limited to (i) trade secrets, inventions, mask works, ideas, methods, processes, formulas, chemical structures and methods for chemical synthesis, structure-activity relationships, assay methodologies, characteristics, equipment and equipment designs, results, formulations and biological, pharmacological, toxicological and clinical data, physical, chemical or biological materials, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, compilations, shop practices, supplier lists, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all times, Employee is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Employee’s own skill, knowledge, know-how and experience.

(c)                                  Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Subject to Section 6(f), during the period of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

(d)                                 During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any of his former employers or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality, unless such action is consented to in writing by all persons to whom the relevant obligation of confidentiality is owed.  Employee shall not work on Company projects on the grounds of, or using the equipment of, any third party, unless such work is agreed to by the Company in writing.

(e)                                  Upon termination of his employment, Employee shall return to the Company all Proprietary Information in any tangible form in his possession, including copies thereof.

(f)                                   Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including, but not limited to, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Employee does not need the prior authorization of the Company to engage in such communications, respond to such inquiries, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators.  Employee is not required to notify the Company that Employee has engaged in such communications with the Regulators.  If Employee is required by law to disclose Proprietary Information, other than to Regulators as described above, Employee shall give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the extent possible.  Federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

7.                                      Company Right to Inventions.

(a)                                 Inventions, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Employee has provided on Appendix B (Previous Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company, that Employee considers to be Employee’s property or the property of third parties, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee shall not list such Prior Inventions in Appendix B but shall only disclose a cursory name for each such invention (bearing in mind that where necessary the naming shall not be so specific as to violate the confidentiality obligation), a listing of the party(ies) to whom the invention belongs, and the fact that full disclosure as to such invention has not been made for that reason.  Space is provided on Appendix B for this purpose.  Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent and, furthermore, Employee shall not incorporate a Prior Invention into a Company product, process or machine without having the ability to make the grant set forth in the foregoing. If, in the course of Employee’s employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, import, sell and offer to sell such Prior Invention.

(b)                                 Employee agrees to assign and hereby does assign to the Company all of Employee’s right, title and interest in and to any and all Inventions, whether or not patentable or registerable under patent, intellectual property, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company, including in the future (e.g., when any such Inventions are first reduced to practice or a description thereof first fixed in a tangible medium, as applicable).  Inventions assigned to the Company pursuant to this Section 7(b) are hereinafter referred to as “Company Inventions.”

(c)                                  During the period of Employee’s employment, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others.  In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf during Employee’s employment and within one (1) year after termination of employment.  At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes qualify for exclusion from Employee’s obligation to assign hereunder; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

(d)                                 Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101).

(e)                                  Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign trade secret, patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Inventions in any and all countries.  To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company, its successor in interest, or its designee.  Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Employee’s employment.

In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 7(e), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.

(f)                                   Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(g)                                  Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company.  Employee has not entered into, and Employee agrees that he will not enter into, any agreement either written or oral in conflict herewith.

8.                                      Remedies.  Because Employee’s services are personal and unique and because Employee may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  In the event that Employee performs services for other entities while employed by the Company or leaves the employ of the Company, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

9.                                      Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Sections 5, 6 or 7 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association (“AAA”) pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules.  Any arbitration hereunder shall be conducted in Philadelphia, Pennsylvania, and any arbitration award shall be final and binding on the Parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section 9 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania.  The parties consent to the jurisdiction of (and the laying of venue in) such court.  The Company shall pay all fees associated with any arbitration pursuant to this Section 9, including but not limited to, the AAA filing fees, case management fees, all arbitrator’s fees and expenses, and any other fees, costs and expenses relating to the arbitration pursuant to this Section 9.  Each party shall be responsible for its own counsel fees.

10.                               Severability.  The terms of this Agreement and each Section hereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions hereof.

11.                               Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and delivered by registered or certified mail or overnight delivery service to his residence in the case of Employee, or to its principal office in the case of the Company.

12.                               Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.  Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Employee.

13.                               Waiver.  The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

14.                               Applicable Law.  This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania.

15.                               Entire Agreement; Prior Agreements.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, concerning the subject matter contained herein, including without limitation any prior agreements between the Company and Employee.  It may not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16.                               Code Section 409A.

(a)                                 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. The parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Code Section 409A and agree not to take any position, and to cause their affiliates, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external.

(b)                                 Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be treated as the date of termination for purposes of any such payment or benefits. Notwithstanding any other provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Employee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following Employee’s separation from service or (ii) the 10th business day following Employee’s death.

(c)                                  It is intended that each installment of any severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense shall be made promptly and in all cases on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything contained herein to the contrary, if the period in which the Release may be executed overlaps two calendar years (regardless of when such Release is actually executed), then, to the extent required by Code Section 409A, any payments that are subject to such Release that would otherwise be made in such first calendar year shall instead be withheld and paid on the first normal payment date in the second calendar year with all remaining payments to be paid as if such delay had not occurred.

17.                               Recoupment Policy.  Employee agrees that Employee will be subject to any compensation claw back, recoupment and anti-hedging policies that may be applicable to Employee as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

18.                               Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Any and all counterparts may be executed by facsimile.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONCONOVA THERAPEUTICS, INC.

By:
Steven M. Fruchtman, M.D.
President

Date:

By:
Richard Woodman, M.D.

Date:

APPENDIX A

Form of Release

This Agreement sets forth the terms of your separation of employment with Onconova Therapeutics, Inc. (the “Company”).  If you understand and agree with these terms, please sign in the space provided below.  If you and the Company sign below, this will be a legally binding document representing the entire agreement between you and the Company regarding the subjects it covers.  We will refer to this document as this “Agreement.”

Termination Date.  Your last day of work with the Company will be          .

Consideration.  The Company will pay you [Insert Severance Payments based on Section 4(d) of the Employment Agreement], as provided in Section 4(d) of the Employment Agreement between you and the Company, dated October   , 2018 (the “Employment Agreement”).

Release of Claims.  In exchange for the payment(s) described in the Consideration clause above, you hereby waive all claims available under federal, state or local law against the Company and the directors, officers, employees, employee benefit plans and agents of the Company arising out of your employment with the Company or the termination of that employment, including but not limited to all claims arising under the Americans with Disabilities Act, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, the Family and Medical Leave Act, Section 1981 of the United States Code, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, and Pennsylvania Human Relations Act, Pennsylvania Equal Pay Law, Pennsylvania Whistleblower Law, if applicable, the Pennsylvania Pregnancy, Childbirth and Childrearing Law, if applicable, New Jersey Law Against Discrimination, New Jersey Equal Pay Act, New Jersey Civil Rights Law, New Jersey Security and Financial Empowerment Act, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Wage and Hour Law, New Jersey WARN Laws, Retaliation provisions of New Jersey Workers’ Compensation Law, as well as wrongful termination claims, breach of contract claims, discrimination claims, harassment claims, retaliation claims, whistleblower claims (to the fullest extent they may be released under applicable law), defamation or other tort claims, and claims for attorneys’ fees and costs.  You are not waiving your right to vested benefits under the written terms of the retirement plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan, claims arising after the date on which you sign this Agreement, or claims that are not otherwise waivable under applicable law. You acknowledge that you have not made any claims or allegations related to sexual harassment or sexual abuse and none of the payments set forth in this Agreement are related to sexual harassment or sexual abuse.

Medicare Disclaimer.  You represent that you are not a Medicare beneficiary as of the time you enter into this Agreement.  To the extent that you are a Medicare beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

Limit on Disclosures.  You shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than your spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below or as otherwise permitted by law.  This provision is not intended to restrict your legal right to discuss the terms and conditions of your employment.

Reports to Government Entities.  Nothing in this Agreement, including the Limit on Disclosures or Release of Claims clause, restricts or prohibits you from initiating communications directly with,

responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory organization or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.  You acknowledge and agree, however, that, to the maximum extent permitted by law, you are waiving and releasing any claim or right to recover from the Company any monetary damages or any other form of personal relief based on any claim, charge, complaint or action against the Company or any others covered by the Release of Claims.  Nothing in this Agreement is intended to or shall prevent, impede or interfere with your non-waivable right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

Nonadmission of Liability.  Nothing in this Agreement is an admission of any wrongdoing, liability or unlawful activity by you or by the Company.

No Other Amounts Due.  You acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and that the Company has no obligation to pay any additional amounts other than the payment(s) described in the Consideration clause of this Agreement.

Restrictive Covenants.  For good and valuable consideration, including without limitation the commitments of the Company as set forth in this Agreement, you agree to continue to be bound by Sections 5, 6 and 7 of the Employment Agreement.

Signature.  The Company hereby advises you to consult with an attorney prior to signing this Agreement.  You acknowledge that you have had a reasonable amount of time ([21/45] days) to consider the terms of this Agreement and you sign it with the intent to be legally bound.

Acknowledgment of Voluntariness and Time to Review.  You acknowledge that:

•                  you read this Agreement and you understand it;

•                  you are signing this Agreement voluntarily in order to release your claims against the Company in exchange for payment that is greater than you would otherwise have received;

•                  you are signing this Agreement after the date of your separation from the Company and you were offered at least [21/45] days to consider your choice to sign this Agreement;

•                  the Company advises you to consult with an attorney;

•                  you know that you can revoke this Agreement within seven days of signing it and that the Agreement does not become effective until that seven-day period has passed.  To revoke, contact [Insert name or title and address and/or email address]; and

•                  you agree that changes to this Agreement before its execution, whether material or immaterial, do not restart your time to review this Agreement.

Employee:	Date:
Richard Woodman, M.D.

Company:	Date:
Name:
Title:

APPENDIX B

TO:	Steven M. Fruchtman, M.D.

FROM:	Richard Woodman, M.D.

DATE:

SUBJECT:	PREVIOUS INVENTIONS

1.                                      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Onconova Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheet(s) attached.

2.                                      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	INVENTION OR IMPROVEMENT	PARTY(IES)	RELATIONSHIP

1.

2.

3.

4.

5.

6.

☐	Additional sheet(s) attached.